UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2017

HEICO Corporation
(Exact name of registrant as specified in its charter)

Florida	1-4604	65-0341002
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Taft Street, Hollywood, Florida 33021
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (954) 987-4000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On November 6, 2017, HEICO Corporation (the “Company”) entered into a $1.3 billion Revolving Credit Agreement (“New Credit Facility”) with SunTrust Bank, as Administrative Agent, L/C Issuer and Swingline Lender; Wells Fargo Bank, National Association and Bank of America, N.A., as Co-Syndication Agents; PNC Bank, National Association, Branch Banking and Trust Company, Capital One, National Association, Fifth Third Bank, JPMorgan Chase Bank, N.A., TD Bank N.A., and U.S. Bank National Association, as Co-Documentation Agents, as well as BankUnited, N.A., Citibank, N.A., IberiaBank, Synovus Bank and the other lenders party thereto. The New Credit Facility includes a feature that will allow the Company to increase revolving commitments under the New Credit Facility by $350 million, to become a $1.65 billion facility, through increased commitments from existing lenders or the addition of new lenders. Borrowings under the New Credit Facility may be used to finance acquisitions and for working capital, and other general corporate purposes, including capital expenditures.

Borrowings under the New Credit Facility accrue interest at the Company’s election of the Base Rate or the Eurocurrency Rate, plus in each case, the Applicable Rate (based on the Company’s Total Leverage Ratio). The Base Rate for any day is a fluctuating rate per annum equal to the highest of (i) the SunTrust Bank prime lending rate; (ii) the Federal Funds Rate plus .50%; and (iii) the Eurocurrency Rate for an Interest Period of one month plus 100 basis points. The Eurocurrency Rate is the rate per annum obtained by dividing LIBOR for the applicable Interest Period by a percentage equal to 1.00 minus the daily average Eurocurrency Reserve Rate for such Interest Period, as such capitalized terms are defined in the New Credit Facility. The Applicable Rate for Eurocurrency Rate Loans ranges from 1.00% to 2.00%. The Applicable Rate for Base Rate Loans ranges from 0% to 1.00%. A fee is charged on the amount of the unused commitment ranging from .125% to .30% (depending on the Company’s Total Leverage Ratio).

The New Credit Facility also includes $100 million sublimits for borrowings made in foreign currencies and for swingline borrowings, and a $50 million sublimit for letters of credit. The New Credit Facility matures in November 2022. Under certain circumstances, the maturity of the New Credit Facility may be extended for two one-year periods.

Outstanding principal, accrued and unpaid interest and other amounts payable under the New Credit Facility may be accelerated upon an event of default, as such events are described in the New Credit Facility. The New Credit Facility is unsecured and contains covenants that require, among other things, the maintenance of a Total Leverage Ratio and an Interest Coverage Ratio, as such capitalized terms are defined in the New Credit Facility.

This description of the New Credit Facility is qualified in its entirety by reference to the copy of such agreement filed as Exhibit 10.1 to this report, which is incorporated by reference herein.

A copy of the Company’s press release announcing the execution of the New Credit Facility is attached hereto as Exhibit 99.1.

Item 1.02	Termination of a Material Definitive Agreement.

On November 6, 2017, the Revolving Credit Agreement, dated as of December 14, 2011, by and among the Company, the lenders party thereto, Wells Fargo Bank, National Association and Bank of America, N.A., as Co-Syndication Agents, PNC Bank, National Association, as Documentation Agent and SunTrust Bank, as Administrative Agent (as amended from time to time, the "Prior Credit Agreement"), was terminated by the Company. Under the Prior Credit Agreement, which would have matured on December 14, 2018, the Company was able to enter into revolving and swingline loans and issuances of letters of credit, in each case subject to certain amount limitations, in an amount up to $1.0 billion in the aggregate outstanding at any time prior to maturity. These borrowings were not secured with liens on any of the Company's or its subsidiaries' assets. The Prior Credit Agreement contained typical financial and other covenants. All extensions of credit under the Prior Credit Agreement were refinanced in full with extensions of credit under the New Credit Facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 6, 2017, the Company entered into the New Credit Facility; the information required by Item 2.03 of Form 8-K is included in Item 1.01 of this report and is hereby incorporated in Item 2.03 by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Exhibit Description

10.1
Revolving Credit Agreement, dated as of November 6, 2017, among HEICO Corporation, as Borrower, the Lenders from time to time party hereto, SunTrust Bank, as Administrative Agent, L/C Issuer and Swingline Lender; Wells Fargo Bank, National Association and Bank of America, N.A., as Co-Syndication Agents; and PNC Bank, National Association, Branch Banking and Trust Company, Capital One, National Association, Fifth Third Bank, JPMorgan Chase Bank, N.A., TD Bank N.A. and U.S. Bank National Association, as Co-Documentation Agents.

99.1	Press Release dated November 7, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEICO CORPORATION

Date:	November 8, 2017	By:	/s/ CARLOS L. MACAU, JR.
Carlos L. Macau, Jr. Executive Vice President - Chief Financial Officer (Principal Financial Officer)